Exhibit 1

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, that a joint filing on Schedule 13D or Schedule 13G and any amendments, restatements, supplements and/or exhibits thereto be filed on behalf of each of the other undersigned with respect to shares of common stock of Shiloh Industries, Inc., and that this agreement be included as an exhibit to such joint filing.

This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning the undersigned or contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each party hereto, and then only with respect to such revoking party.

Dated December 14, 2018.

MTD HOLDINGS INC

By:	/s/ Christopher M. Essig
Name: Christopher M. Essig Title: Executive Vice President

OAK TREE ARCHWAY LLC By: MTD Holdings Inc

By:	/s/ Christopher M. Essig
Name: Christopher M. Essig Title: Executive Vice President